SANTA BARBARA,  Calif., July 14, 2000 - Miravant Medical  Technologies  (Nasdaq:
MRVT) announced today that its Board of Directors has adopted a Shareholders' Rights Plan. Under the Plan, Miravant will issue a dividend of one right for each share of its common stock - par value of $0.001 per share - held after the close of business on July 31, 2000. The Plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the Company. This Plan was not adopted in response to any attempt to acquire the Company, and Miravant is not aware of any such efforts.

The rights will become exercisable only if a person or group (i) acquires 20 percent or more of Miravant's common stock, or (ii) announces a tender offer that would result in ownership of 20 percent or more of the common stock. Each right would entitle a stockholder to buy a fractional share of the Company's preferred stock. Each right has an initial exercise price of $180.00. Once the acquiring person or group has acquired 20 percent or more of the outstanding common stock of Miravant, each right shall entitle its holder (other than the acquiring person or group) to acquire shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price.

The rights are redeemable at the option of the Board of Directors up until ten days after public announcement that any person or group has acquired 20 percent or more of Miravant's common stock. The redemption price is $0.001 per right. The rights will expire on July 31, 2010, unless redeemed prior to that date. Distribution of the rights is not taxable to stockholders. Further details of the Plan are outlined in a letter that will be sent to stockholders as of the record date.

Miravant Medical Technologies specializes in both pharmaceuticals and devices for photoselective medicine. The Company is developing its proprietary PhotoPoint procedure in ophthalmology, oncology, cardiovascular disease and other medical specialties.